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                                                                 EXHIBIT 10.2(a)

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 16th day of July, 1996, by and between Bruce P. Bedford, an individual (the "Executive") and The John Nuveen Company ("JNC"), a Delaware corporation.

     WHEREAS, JNC is engaged in the business of providing investment management and advisory services; and

     WHEREAS, JNC has entered into an Agreement and Plan of Merger dated as of the same day hereof (the "Merger Agreement") with certain selling shareholders of Flagship Resources Inc. ("Flagship") and others including the Executive; and

     WHEREAS, the Executive is currently an executive of Flagship and Executive and JNC wish Executive to become an employee of JNC following the date on which the merger contemplated by the Merger Agreement is consummated (such date of consummation being hereinafter referred to as the "Effective Date"); and

     WHEREAS, the parties desire to set forth the terms and conditions under which the Executive shall be employed by JNC and upon which JNC shall compensate the Executive following the Effective Date.

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, JNC and the Executive agree as follows:


                                   ARTICLE I.

                                   EMPLOYMENT

     1.1 Office. Subject to terms hereof, JNC shall employ the Executive, and the Executive shall serve JNC, as Executive Vice President and Director of Product Management, on and after the Effective Date.

     1.2 Responsibilities. The Executive shall serve as Executive Vice President and Director of Product Management of



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JNC, subject to the direction of JNC's Chief Executive Officer.  The
Executive's responsibilities will include, among other things, responsibility for executive oversight of the municipal mutual fund businesses of JNC and Flagship, participation in integration activities of such businesses, responsibility for business, product and service planning for the combined municipal mutual fund business, participation in the long-term planning and strategic direction of JNC, including serving on JNC's Management Committee, and presiding as president of the combined municipal mutual funds. The Executive's responsibilities may be enhanced with Executive's consent, but shall not be diminished. The Executive shall at all times be under the supervision, control and direction of JNC, and shall fulfill his responsibilities hereunder in accordance with, and shall adhere to, such rules, policies, guidelines and instructions as may be adopted from time to time by JNC and generally applicable to similarly situated employees of JNC. The Executive shall be notified of, and shall have a right to express his views in respect of, any expenditures or policies relating to the Municipal Mutual Fund and Managed Account Business (as defined in the Merger Agreement) prior to their being made or implemented by JNC which would reasonably be expected to materially reduce the amount of Contingent Consideration (as defined in the Merger Agreement) that is then reasonably expected to be paid pursuant to the Merger Agreement. The Executive acknowledges that JNC may from time to time adopt policies restricting investment and other activities of its employees. JNC has made available to the Executive copies of all documents relating to any such policy in effect on the date hereof.

     1.3 Full-Time Commitment. The Executive hereby accepts such employment hereunder, and agrees that he will devote his full time during JNC's customary business hours, and give his best efforts to JNC's business in accordance with the foregoing section 1.2. During the term of his employment hereunder, the Executive will not, without the prior written approval of the Chief Executive Officer, accept employment or compensation from or perform services of any nature for any business enterprise other than JNC; provided, however, that nothing in this Agreement shall be deemed to restrict Executive from serving on the boards of or otherwise providing services to charitable, not for profit educational, governmental or community organizations and AYCO Advisory, IAMACARD INC. or Paddington Resources Inc., so long as such activities do not materially interfere with the Executive's responsibilities hereunder.



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                                  ARTICLE II.

                               TERM OF EMPLOYMENT

     2.1 Term. (a) The employment of the Executive pursuant hereto shall commence on the Effective Date and remain in effect for a term expiring on the day before the fifth anniversary of the Effective Date (the "Term") unless sooner terminated pursuant to the provisions hereof. The term of employment hereunder may be extended upon the mutual agreement of the parties hereto. Such employment term in effect at any given time is referred to herein as the "Term".

     (b) "JNC Change of Control Transaction" shall mean any of the following:

           (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of JNC where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of JNC entitled to vote generally in the election of directors (the "Outstanding JNC Voting Securities"); provided, however, that for purposes of this subsection (i), none of the following acquisitions shall be deemed a JNC Change of Control
     Transaction: (A) any acquisition directly from JNC, (B) any acquisition by JNC, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by JNC or any corporation controlled by JNC or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; and provided, further, that if any Person's beneficial ownership of the Outstanding JNC Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of JNC, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding JNC Voting Securities; or




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           (ii) individuals who, as of the effective date hereof, constitute the Board of Directors of JNC (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by JNC's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

           (iii) the approval by the shareholders of JNC of (x) a reorganization, merger or consolidation or sale, or other disposition of all or substantially all of the assets of JNC or (y) the acquisition of assets or stock of another corporation in exchange for voting securities of JNC (each of (x) and (y), a "Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding JNC Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns JNC or all or substantially all of JNC's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding JNC Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of JNC or such corporation resulting from such Business Combination) beneficially



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     owns, directly or indirectly, (except to the extent that such ownership existed prior to the Business Combination) an amount of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation representing the greater of (1) 20% thereof or (2) a percentage thereof equal to or greater than the percentage thereof held after such transaction by the persons who were the owners of JNC's Class B stock prior to such transaction; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

           (iv) approval by the shareholders of JNC of a complete liquidation or dissolution of JNC.

Notwithstanding the foregoing, unless a majority of the Incumbent Board determines otherwise, no JNC Change of Control Transaction shall be deemed to have occurred hereunder if the JNC Change of Control Transaction results from actions or events in which the Executive is a participant in a capacity other than solely as an officer, employee or director of JNC.


                                  ARTICLE III.

                           COMPENSATION OF EXECUTIVE

     3.1 Salary and Bonus.  As full compensation for his services hereunder:

         (a) JNC will pay to the Executive during the Term, a minimum base salary ("Base Salary") at an annual rate for each 12 month period equal to two hundred and fifty thousand dollars ($250,000) or such higher amount as the Board of Directors of JNC shall determine at any time, payable in accordance with JNC's payroll policies for similarly situated executives; and

         (b) during the Term, the Executive will be entitled to participate in JNC's incentive plans as in effect from time to time; provided, however, that the Executive shall be entitled to a minimum bonus thereunder of $750,000



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     (the first $750,000 of such bonus payable in cash, and any amount in excess of $750,000 payable, at the sole discretion of the Bonus Committee or Compensation Committee of JNC, as the case may be, in cash or stock or other equity securities of JNC at "fair value" at the date of grant as determined by such committee and in the same proportions as bonuses paid to similarly situated employees of JNC during the appropriate period) ("Minimum Bonus") for each of the three successive 12-month periods immediately following the Effective Date ("Bonus Payments"), payable on a pro rata basis on such dates as bonuses are paid to similarly situated employees. The Executive shall have the right to participate in JNC's incentive deferral plan as in effect from time to time to the same extent as similarly situated employees of JNC. JNC expects that, if the Executive meets or exceeds his duties hereunder, subject to the review, determination and sole discretion of the Bonus Committee or Compensation Committee of JNC, as the case may be (or any successor body), which may take into account a number of factors, including such factors as overall JNC performance and performance of the mutual fund business of JNC, the actual Bonus Payments could exceed $750,000 in each such year and could be substantially more, up to at least $1,200,000, and with respect to years subsequent to 1998, that (subject to the sole discretion of the Bonus Committee or Compensation Committee of JNC, as the case may be, as set forth above) similar bonus payments would be paid, although JNC is not obligated to do so.

     3.2 Benefits: Other Compensation. The Executive shall be entitled to such health, life and disability insurance benefits and such profit sharing, pension, paid vacation and other fringe benefits as are available to, and on similar terms and conditions as apply to, other senior management employees of JNC from time to time with vacation time of 20 days per year, and shall be eligible to take a sabbatical under JNC's sabbatical policy; provided, however, that the Executive agrees that he will only take such a sabbatical on or after January 1, 1999 and before December 31, 2000. For purposes of the foregoing, the Executive shall be entitled to credit for prior service with Flagship and its subsidiaries, which is generally recognized by Flagship and is rendered prior to the Effective Date, solely for purposes of determining eligibility and vesting in respect of such benefits and fringe benefits, but not for benefit accrual or any other purposes; provided, however, that from and after the



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second anniversary of the Effective Date, the Executive shall be entitled to 8 years credit for service for purposes of eligibility, vesting and benefit accrual in respect of JNC's defined benefit plans; provided further, however, that from and after the fourth anniversary of the Effective Date, the Executive shall be entitled to 16 years credit for service for purposes of eligibility, vesting and benefit accrual in respect of JNC's defined benefit plans.

     3.3 Future Benefit Plans. In addition to benefits under Section 3.2, the Executive shall also be entitled to participate in such other employee benefit plans or arrangements offered to senior executives and key management employees of JNC after the Effective Date, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and agreements.

     3.4 Expenses. During the term of this Agreement, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, provided such expenses are properly accounted for in accordance with general JNC policy, as in effect from time to time. In addition, the Executive shall be entitled to receive cash reimbursement for up to $100,000 of expenses related to relocating to Chicago.

     3.5 Support Services. JNC shall provide the Executive with working space and other services commensurate with Executive's position. The Executive shall continue to occupy the same office space in Dayton, Ohio at Flagship's current offices, shall occupy and use offices at JNC headquarters and shall be provided with support services accorded someone with equivalent executive status.

                                  ARTICLE IV.

                                  TERMINATION

     4.1 Discharge for Cause. The Executive may be terminated by JNC from his employment hereunder for Cause. Discharge for Cause shall mean the termination of the Executive's employment with JNC if any one or more of the following events should occur: (a) the conviction of the Executive, by a court of competent jurisdiction, or entry of a plea of guilty or nolo contendere, of any crime of moral turpitude (whether or not involving JNC) which constitutes a felony in the jurisdiction involved, (b) the Executive's



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fraud, embezzlement or intentional misappropriation of any property of JNC or its Affiliates or any clients of any of them, in each case after written notice specifying in reasonable detail the nature of the breach, insubordination or infractions and an opportunity to cure of not less than 30 days having been given to such Executive within 30 days after such acts come to the attention of JNC, (c) the commission by the Executive of an act that would cause the Executive, JNC or any of its Affiliates to be disqualified in any manner under
Section 9 of the 1940 Act, if the Securities and Exchange Commission (the "Commission") were not to grant an exemptive order under Section 9(c) thereof, or that would constitute grounds for the Commission to deny, revoke or suspend registration of JNC or any of its Affiliates as an investment advisor, broker/dealer or transfer agent, as applicable, with the Commission, in each case after written notice specifying in reasonable detail the nature of the act and the aforementioned consequences thereof and an opportunity to cure of not less than 30 days having been given to such Executive within 30 days after such act comes to the attention of JNC, (d) if the Executive is an associated person of a broker-dealer, the commission by Executive of any act that would constitute grounds for any order by the Commission against Executive pursuant to Section 15(b)(4) or 15(b)(6) of the Securities Exchange Act of 1934, as amended, in each case after written notice specifying in reasonable detail the nature of the act and the aforementioned consequences thereof and an opportunity to cure of not less than 30 days having been given to such Executive within 30 days after such act comes to the attention of JNC, (e) material continued breach of this Agreement by Executive, continued insubordination or dereliction of duties or more than one material infraction of regulatory compliance requirements such as JNC's code of ethics, in each case after written notice specifying in reasonable detail the nature of the breach, insubordination or infractions and an opportunity to cure of not less than 30 days having been given to Executive within 30 days after such acts come to the attention of JNC, (f) continued alcohol or other substance abuse or addiction that renders Executive incapable of satisfactorily performing his duties, after written notice and an opportunity to cure in the first such instance of not less than 30 days (90 days if Executive enters an approved rehabilitation program within such 30 day period) have been given to such Executive, or (g) gross negligence or wilful or unlawful misconduct materially injurious to JNC or its reputation, in each case after written notice specifying in reasonable detail the nature of the misconduct and an



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opportunity to cure of not less than 30 days having been given to such
Executive within 30 days after such acts come to the attention of JNC.

     4.2 Retirement or Resignation. The Executive's employment hereunder shall automatically terminate upon his Resignation or Retirement during the Term. Retirement shall mean the Resignation (other than by reference to the term Retirement used in the definition of "Resignation") of the Executive after reaching the age of 65. Resignation shall mean the termination of the Executive's full-time employment with JNC other than by reason of a (i) Disabling Event (as defined below), (ii) for Good Reason (as defined below),
(iii) Retirement, (iv) termination by JNC without Cause (as defined below), or
(v) termination by JNC for Cause.

     4.3 Disabling Event. In the event of a Disabling Event with respect to the Executive, JNC may terminate the Executives employment hereunder.
Disabling Event shall mean the Executive's death or the Executive's physical or mental disability, as certified by a physician satisfactory to JNC and the Executive or his legal representative, which renders such Executive incapable of performing his material duties and services as an employee of JNC and which continues for more than six consecutive months or more than twelve months in total during any twenty-four month period.

     4.4 Good Reason. The Executive may terminate his employment hereunder for Good Reason (as defined below) at any time following the 30th day after the Executive has notified JNC in writing of the circumstances constituting Good Reason if JNC has failed within such 30-day period to eliminate (or to take substantial steps in good faith that are likely to eliminate) the circumstances constituting such Good Reason. As used herein, the Executive shall have Good Reason to terminate his employment with JNC in the event of (i) a substantial, adverse diminution, at a time when JNC would not be entitled to terminate such Executive's employment hereunder for Cause, of the Executive's title or responsibilities from those in effect as of the Effective Date; or (ii) a substantial breach by JNC or any of its Affiliates of any of their respective material obligations to the Executive under this Agreement with respect to the Executive (it being agreed for purposes of this clause (ii) that any diminution in or failure to pay when due, the compensation determined to be payable hereunder or benefits to be provided to Executive hereunder shall be deemed "substantial" and "adverse").



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                                   ARTICLE V.

                             EFFECT OF TERMINATION

     5.1 Cause, Resignation, Retirement or Disabling Event. (a) If the Executive's employment is terminated (i) by JNC for Cause or (ii) by the Executive by his Resignation, JNC shall pay the Executive the Base Salary through the date of termination, together with a pro rata portion of the Minimum Bonus (if any) through the date of termination, in each case to the extent not previously paid ("Accrued Obligations"), and JNC shall have no further obligations hereunder.

     (b) If the Executive's employment is terminated by JNC by reason of a Disabling Event, the Executive shall receive all Accrued Obligations and also become fully vested in his accrued benefits as of the date of termination in the profit sharing and other pension plans in which he participates, and JNC shall have no further obligations hereunder.

     5.2 Without Cause; Good Reason or Change of Control. If the Executive's employment is terminated (i) by JNC for any reason other than for Cause, a Disabling Event or Retirement, (ii) by the Executive for Good Reason, or (iii) by the Executive for any reason during the 30-day period commencing on the anniversary of a JNC Change of Control Transaction, the Executive's Base Salary, Bonus Payments and other benefits provided for in Sections 3.2 and 3.3 hereof shall continue to be paid or provided to the Executive for the remainder of the Term (the "Severance Period"). The Executive shall also become fully vested in his accrued benefits as of the date of termination in the profit sharing and other pension plans in which he participates. The Executive shall be provided outplacement support services from a reputable outplacement provider for a period of twelve months.

     5.3 Excise Tax Treatment. In the event that the Executive becomes entitled to any payments or benefits in connection with a Change in Control or the Executive's termination of employment, whether such payments or benefits are made or provided pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person (collectively, "Severance Payments"), and if any of such



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Severance Payments would be subject to the excise tax ("Excise Tax") imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount of the Severance Payments and the Gross-Up Payment retained by the Executive, after deduction of any Excise Tax on the Severance Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 5.3, shall be equal to the Severance Payments.


                                  ARTICLE VI.

                            CONFIDENTIAL INFORMATION

     6.1 Acknowledgment. The Executive agrees and acknowledges that in the course of rendering services to JNC and its clients and customers he has had and shall continue to have access to and has become and shall become acquainted with confidential information about the professional, business and financial affairs of JNC and its clients and customers and may have contributed to or may in the future contribute to such information. The Executive acknowledges that JNC is engaged in a highly competitive business and that the success of JNC in the marketplace depends upon its goodwill and reputation. The Executive recognizes that in order to guard the legitimate interests of JNC it is necessary to protect all such confidential information, goodwill and reputation and acknowledges that the restrictions, prohibitions and provisions of this
Article VI (including without limitation the periods of time set forth herein) are reasonable, fair and equitable in furtherance of the foregoing, and are a material inducement to JNC to enter into this Agreement. The Executive agrees not to challenge the enforceability of this Agreement, nor will the Executive raise any equitable defenses thereto, which the Executive hereby irrevocably waives.

     6.2 Proprietary Information. In the course of his service to JNC the Executive has had and shall continue to have access to confidential know-how, business documents and information, marketing data, client lists and trade secrets regarding JNC, Flagship and their respective Affiliates and software and other intellectual property developed or applied by JNC, Flagship or their respective Affiliates, all of which are confidential. Such information shall hereinafter be called "Proprietary Information" and shall include any and all items enu-



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merated in the preceding sentence to which the Executive has had or may have access, whether previously existing, now existing or arising hereafter, whether or not conceived or developed by others or by the Executive alone or with others during the period of his service to JNC, and whether or not conceived or developed during regular working hours; provided, however, that "Proprietary Information" shall not include (i) any information which is in the public domain, provided such information is not in the public domain as a consequence of disclosure by the Executive in violation of this Agreement, (ii) any information that becomes available to the Executive after he ceases to be an employee of JNC on a nonconfidential basis from a source other than JNC or any of its Affiliates and (iii) information of a general nature not pertaining primarily to JNC, Flagship and their respective Affiliates which would generally be acquired in similar employment with another company. For purposes of this Article VI, the term Affiliates of JNC shall mean persons controlling, controlled by or under common control with JNC.

     6.3 Fiduciary Obligations. The Executive agrees and acknowledges that Proprietary Information is of critical importance to JNC and a violation of this Article VI would seriously and irreparably impair and damage the business of JNC. The Executive therefore agrees to keep at all times whether during the Term or thereafter all Proprietary Information in a fiduciary capacity for the sole benefit of JNC. Upon termination of the Executive's employment, the Executive shall turn over and return to JNC all property in the Executive's possession belonging to JNC and all files and written or electronic information and data that is, contains or reflects Proprietary Information.

     6.4 Non-Disclosure. The Executive shall not at any time, whether during the Term or thereafter, use or disclose, directly or indirectly (except as required by law and after consultation with JNC), any Proprietary Information to any person other than (a) JNC or its Affiliates, (b) authorized employees thereof with a legitimate need to know related to the business of JNC or any such Affiliate at the time of such disclosure, or (c) at the direction of JNC, and in all such cases only in the course of the Executive's service to JNC.

     Nothing herein shall prohibit Executive from providing investment management services with respect to his own personal assets or the personal assets of members of his immediate family or descendants thereof in accordance with the



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applicable codes of ethics and personal investment policies of JNC and its
Affiliates in effect from time to time.

     6.5 Equitable Remedies. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that the services to be rendered by the Executive hereunder are of irreplaceable value and JNC will suffer irreparable injury and damage and will have no adequate remedy at law and could not be reasonably or adequately compensated in damages for any breach or threatened or attempted breach by the Executive of the provisions of this Article VI. Accordingly, the Executive expressly agrees that JNC shall be entitled, in addition to the other rights or remedies that may be available to it under this Agreement or at law, to a temporary and/or permanent order enjoining or restraining the Executive from engaging in any conduct in violation or threatened violation of the provisions of this Article VI.

     6.6 Competitive Activities. (a) So long as the Executive's Employment hereunder shall not have been terminated, subject to 6.6(b) and except as otherwise expressly consented to, approved or otherwise permitted by JNC in writing, and to the fullest extent permitted under applicable law, the Executive shall not, directly or indirectly:

          (i) own, manage, operate, control or otherwise participate in the ownership or control of any person, firm, corporation, partnership or other entity which engages in activities which compete with JNC in the business of providing investment products and services to clients of JNC or otherwise compete with JNC in the mutual fund and managed accounts advisory or broker/dealer businesses, or extend credit to or assist in arranging credit to establish or conduct any such activity, or permit his name, reputation or affiliations to be used in connection with any such business;

          (ii) request, induce or attempt to influence any client or customer of JNC or any Affiliate to limit, curtail or cancel its business with JNC or any Affiliate or solicit such party for such business; or

          (iii) hire any current, future or prospective officer, director, employee, consultant, agent or representative of JNC or any Affiliate, or request, induce or attempt to influence any of the foregoing to (A)



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     terminate his employment or business relationship with JNC or any
     Affiliate or (B) commit any act that, if committed by such Executive, would constitute a breach of any provision hereof; provided, however, that other than as provided in sections (i) and (ii), nothing in this clause (iii) shall restrict or limit Executive from employing or entering into any business arrangement with any person terminated by JNC other than for Cause, provided that no such business can be conducted nor any employment arrangement entered into until after such person is no longer employed by JNC.

Notwithstanding any provision of this Section 6.6(a) to the contrary, nothing herein shall prohibit the Executive from providing investment management services with respect to his own personal assets or the personal assets of members of his immediate family and descendants thereof in accordance with the applicable codes of ethics and personal investment policies of JNC and its Affiliates in effect from time to time. In addition, with respect to the provisions of Section 6.6(a)(ii) as they apply to the Executive following the termination of his employment with JNC hereunder, the restrictions contained in
Section 6.6(a)(ii) shall apply to clients and customers of JNC or any Affiliate in existence at the time of such termination with respect to which, to the knowledge of Executive, JNC or any Affiliate had either submitted on or prior to the Executive's date of termination a written response to such client's request for proposal or had other contacts, whether oral or written, regarding retention of JNC or such Affiliate as an investment adviser or any potential clients or customers to whom JNC or an Affiliate has made presentations within the twelve months prior to cessation of the Executive's employment with JNC.

     (b) The provisions of Section 6.6(a)(i), (ii) and (iii) hereof shall continue in effect for the earlier of seven years after the Effective Date or two years following the termination of such employment (the "Covenant Period"). The parties hereby agree that, after expiration of the Covenant Period, the Executive shall not be prohibited pursuant to Section 6.4 hereof from utilizing his knowledge of the identity of clients in the conduct by such Executive of the activities described in Section 6.6(a)(i).

     (c)  The provisions of clauses (i), (ii), and (iii) of Section 6.6(a) and
Section 6.6(b) are separate and distinct commitments independent of each of the other such clauses.

                                                                 EXHIBIT 10.2(a)



                                  ARTICLE VII.

                                 MISCELLANEOUS

     7.1 Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed delivered when delivered by hand, upon confirmation of receipt by telecopy or when sent by first-class, certified mail, postage and fees prepaid, as follows:

         (a)  For notices and communications to JNC:

              The John Nuveen Company
              333 West Wacker Drive
              Chicago, Illinois  60606
              Telecopy:  (312) 917-7952
              Attention:  Timothy R. Schwertfeger

              With a copy to:

              John Nuveen & Co. Incorporated
              333 West Wacker Drive
              Chicago, Illinois  60606
              Telecopy:  (312) 917-7952
              Attention:  James J. Wesolowski


         (b)  For notices and communications to the Executive:

              Bruce P. Bedford
              1761 Buttonbush Circle
              Palm City, Florida  34990

By notice complying with the foregoing provisions of this Section, each party shall have the right to change the address for future notices and communications to such party.

     7.2 Modification. As of the Effective Date this Agreement (and the other agreements and documents referred to herein) shall constitute the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. Any amendment or modification shall require the written agreement of the parties hereto.

     7.3 Assignment. This Agreement and all rights hereunder are personal to the Executive and may not, unless otherwise specifically permitted herein, be assigned by him. If the Executive dies, payments hereunder may be made to the Executive's estate. Notwithstanding anything else in this Agreement to the contrary, JNC may not assign its rights and obligations under this Agreement (except by operation of law pursuant to a merger or similar transaction).

     7.4 Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

     7.5 Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision. In the event that any provision of this Agreement or the application thereof is held to be unenforceable because of the duration or scope thereof, the parties hereto agree that the panel of arbitrators or court making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

     7.6 Governing Law. This Agreement shall be construed under and governed by the laws of the State of Illinois (without giving effect to the principles of conflicts of law thereunder).

     7.7 Indemnification. JNC agrees that under its certificate of incorporation and bylaws the Executive is indemnified to the fullest extent permitted by Delaware law, subject to the restrictions of the 1940 Act and the Advisers Act. Any reduction or diminution of such indemnification after the date hereof other than pursuant to a change in indemnification mandated by applicable Delaware or federal law shall not reduce the indemnification provided to the Executive.

     7.8 Tax Withholding. Notwithstanding anything else contained herein, all amounts payable hereunder shall be net of amounts required by law to be withheld as taxes or otherwise.

     IN WITNESS WHEREOF, the parties hereto, being duly authorized, have duly executed this Agreement as a binding contract as of the day and year first above written.


                                      THE JOHN NUVEEN COMPANY


                                      By: /s/ Anthony T. Dean
                                         ----------------------
                                         Name:  Anthony T. Dean
                                         Title: President



                                      BRUCE P. BEDFORD

                                         /s/ Bruce P. Bedford
                                         --------------------